Exhibit 99.2

Alico, Inc. Announces Receipt and Appeal of Nasdaq Stock Market Staff Notice of

Delisting as a Result of the Failure of the Company to Comply with Nasdaq Continued Listing

Requirements Related to the Composition of its Board

La Belle, FL., April 7, 2005 — Alico, Inc., (NASDAQ: ALCO), announced today that on April 1, 2005, it received a letter from The Nasdaq Stock Market indicating that the Nasdaq Staff has determined that the Company is not in compliance with the independent director requirements for continued listing set forth in Marketplace Rules 4350(C)(1) (Independent Majority for Boards of Directors), 4350(C)(3) (Independence of Compensation Committee), 4350(C)(4)(A) (Independence of Nominating Committee), and 4350(d)(2) (Independence of Audit Committee), and that unless appealed and their determination reversed, its securities will be delisted from the Nasdaq Stock Market. The Company has filed a notice of appeal and requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff’s determination. The appeal will stay delisting of the Company’s securities pending the Panel’s decision. However, as Alico also announced today, it has elected, as a result of its search commenced in February of 2005, three new independent directors and has reconstituted its audit, compensation and nominating committees. As a result, Alico believes it is now in full compliance with the foregoing rules, which the Company hopes will make the delisting notice moot. There can be no assurance that the Staff will determine that the delisting notice has become moot or that the Nasdaq Panel will grant the Company’s appeal, if in fact, the hearing is held.

Delisting Release Caution Disclaimer

Some of the statements in this press release include statements about future expectations. Statements that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. These forward-looking statements, which include references to expected or hoped for results or actions with respect to the staff of the Nasdaq Stock Market or the Nasdaq heaing panel a re predictive in nature or depend upon or refer to future events or conditions which may not be achievable and, are subject to known, as well as, unknown risks and uncertainties that may cause actual results to differ materially from our expectations The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.